Exhibit 4.11

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into on December 5, 2022, by and among Dr. Sih-Ping Koh (“Executive”), Origin Rise Limited, a company organized under the laws of Samoa (the “Executive Holding Company”), and Gorilla Technology Group Inc., a Cayman Islands limited exempted company (the “Company”). This Agreement will become effective after it has been executed by all of the Parties (the “Effective Date”).

WHEREAS, Executive is the sole owner of all voting and other equity interests of any kind in the Executive Holding Company, and the Executive Holding Company owns beneficially and of record 6,916,564 ordinary shares, including 1,566,788 Earnout Shares (as that term is defined in the Amended and Restated Business Combination Agreement dated as of May 18, 2022, by and among the Company, Global SPAC Partners Co., a Cayman Islands Exempted Company, Gorilla Merger Sub, Inc., a Cayman Islands exempted company, Global SPAC Sponsors LLC, a Delaware limited liability company, and Tomoyuki Nii in the capacity as the representative for the Company’s shareholders (the “Business Combination Agreement”)), par value US$1.00 per share, of the Company (along with any equity securities into which such shares are exchanged or converted, and together with any dividends or distributions or other income paid or otherwise accruing, the “Executive Shares”);

WHEREAS, Executive, would like to exchange a number of Executive Shares for assets and receivables of the Company with an aggregate book value of approximately $30.8 million (the “Exchange Property”);

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. Exchange.

(a) On the Effective Date, Executive shall deliver to the Company the share certificate(s) for 4,381,683 Executive Shares, which shall include all Earnout Shares, to the extent that the share certificate(s) for such Earnout Shares are held in the custody of Continental Stock Transfer & Trust Company or any other third party not affiliated with Executive or the Executive Holding Company (such Executive Shares, along with any and all interest and rights in and relating to all Earnout Shares that Executive or the Executive Holding Company or any affiliate thereof at any time has or may have or become entitled to, the “Exchanged Shares”). Concurrent with the execution of this Agreement, Executive will provide written instruction to Continental Stock Transfer & Trust Company to effect such delivery and immediately upon the earlier to occur of (i) a written request by or on behalf of the Company and (ii) any event or occurrence that results in Executive or the Executive Holding Company or any affiliate thereof being entitled to receive any Earnout Shares pursuant to any agreement or other arrangement other than this Agreement, Executive agrees that it shall take and shall cause the Executive Holding Company and each other Executive Related Party (as defined below) to take all actions, and to do, or cause to be done, all things necessary or desirable in the opinion of the Company or the Company’s transfer agent and any successor thereto or any other third party that has or may have any right or interest in or to the Earnout Shares (including any right or power to deliver or transfer ownership or possession thereof, or cause or record such delivery or transfer) to effect the delivery of any Earnout Shares to the Company.

(b) Executive agrees that Executive shall not, and shall cause the Executive Holding Company not to, directly or indirectly, Transfer (as defined below) all or any portion of the Executive Shares retained by the Executive and the Executive Holding Company. Notwithstanding the foregoing, after the expiration of the Lock-Up Period (as defined in that certain Lock-Up Agreement made and entered into as of December 21, 2021 by and between Executive and the Company, as amended by the First Amendment to the Lockup Agreement by and between the Company and the Executive, as amended), Executive and the Executive Holding Company shall have the right to Transfer all or any portion of the Executive Shares that are not Exchanged Shares. For purposes of this Agreement, “Transfer” means to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act (as defined below) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Executive Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Executive Shares, whether any such transaction is to be settled by delivery of such Executive Shares, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Executive Shares or other securities, in cash or otherwise; provided, however, that the delivery of share certificate(s) of Executive Shares to the Company shall not constitute a Transfer under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Executive may Transfer some or all of the Reserved Shares for estate and tax planning purposes, so long as the applicable transferee(s) remain bound by the restrictions set forth in this Section 1(b).

(c) In consideration for Executive’s promises in this Agreement, the Company does hereby remise, release, and forever quitclaim unto Executive all of the right, title, and interest of the Company in the Exchange Property, which property will be determined by Executive and the Company acting in good faith.

(d) Executive and the Executive Holding Company hereby jointly and severally represent and warrant that: (i) each such party has full legal capacity and all requisite power and authority to execute, deliver and enter into this Agreement and the transactions contemplated hereby, and to perform such party’s obligations hereunder, (ii) this Agreement has been duly and validly executed and delivered by each such party and this Agreement constitutes the legal, valid and binding obligations of each such party enforceable against each such party in accordance with its terms, (iii) the Executive Holding Company has all requisite legal right, power, and authority to deliver the share certificate(s) representing the Exchanged Shares to the Company pursuant to the terms and conditions hereof, (iv) except for the transactions contemplated by this Agreement, there are no encumbrances, options, warrants, purchase rights, rights of first refusal, co-sale rights, convertible securities or other agreements or commitments (written or oral) obligating Executive or the Executive Holding Company to Transfer, or cause the Transfer of, any of such Exchanged Shares, or that would adversely affect the exercise or fulfillment of the rights and obligations of the Company under this Agreement (including the consummation of the transactions contemplated hereby) and (v) other than the Executive Shares, none of Executive, the Executive Holding Company, Executive’s family members or any affiliate of any of the foregoing holds or owns any rights to acquire (directly or indirectly) any voting or other equity interests in the Company, including any subscriptions, calls, claims, warrants, options, or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire any voting or other equity interests in the Company (collectively, “Equity Interests”) or any securities convertible into or which can be exchanged for any Equity Interests.

(e) All references to share certificate(s) of any Executive Shares shall refer to shares in electronic form, and the parties acknowledge that the Executive is not in possession of any paper share certificates to be delivered to the Company at any time. The Company shall instruct the transfer agent to take all action necessary to effect the agreements set forth in in this Agreement as promptly as practicable, subject to the delivery by Executive of any instructions, certifications or other documents typically necessary in connection therewith. In addition, the Company shall instruct its transfer agent and/or broker to cooperate and implement mechanisms to ensure that there is no delay for the Company to perform its obligations hereunder, including the designation of the Reserved Shares when allowed as freely tradeable shares in the share register (or equivalent) of the Company and its transfer agent, subject to delivery by Executive of any certifications or other documents typically required in connection with such designation.

(f)   Each of Executive and the Executive Holding Company hereby appoints the Company and any designee of the Company, each of them individually, its proxy and attorney- in-fact, with full power of substitution and resubstitution to act with respect to all of the Exchanged Shares owned directly or indirectly by such party and to sign its name (as a holder or beneficial owner of such Exchanged Shares or otherwise) to any consent, certificate, transfer instrument or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in this Section 1. This proxy is given to secure the performance of the duties and obligations of Executive and the Executive Holding Company under this Agreement. Executive and the Executive Holding Company each affirms that the proxy granted hereunder is coupled with an interest and is irrevocable until termination of this Agreement, whereupon such proxy and power of attorney will automatically terminate. Each of Executive and the Executive Holding Company will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. For Exchanged Shares as to which Executive or the Executive Holding Company is the beneficial owner but not the record owner, such party will cause any record owner of such Exchanged Shares to grant the Company and its designees a proxy to the same effect as that contained herein. Each of Executive and the Executive Holding Company represents and warrants that any proxy heretofore given by it in respect of such Exchanged Shares is not irrevocable, and hereby revokes any and all such proxies.

2. Release. Executive, on behalf of Executive, Executive Holding Company, any of Executive’s family members or any affiliate of any of the foregoing (collectively, the “Executive Related Parties”), including all of their respective heirs, representatives and assigns, hereby covenants not to sue, and fully and forever releases and discharges the Company, its past and present parents, subsidiaries, affiliates, divisions, officers, directors, members, owners, shareholders, employees, attorneys, and agents, and each of their respective affiliates, officers, directors, members, owners, shareholders, employees, attorneys, and agents (collectively, “Releasees”) from any and all legally waivable claims, liabilities, damages, losses, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, asserted or unasserted (“Claims”) with respect to the Exchanged Shares and the Exchanged Property. This release includes but is not limited to Claims arising under federal, foreign, state, provincial or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Claims for wrongful termination, Claims for attorneys’ fees or costs and any and all Claims in contract, tort or premised on any other legal theory. This release does not cover any Claims that cannot be waived at law.

3. Covenant Not to Sue. Executive, on behalf of Executive and all other Executive Related Parties, including all of their respective heirs, representatives and assigns, hereby agrees and covenants not to commence, maintain or prosecute any action or proceeding of any kind against Releasees based on any of the Claims waived in Section 2. Notwithstanding the foregoing, this covenant not to sue does not preclude either party from enforcing or challenging this Agreement or filing an action in civil court or a charge before a governmental agency under any statute that prohibits such a covenant not to sue.

4. No Assertion. Executive represents and warrants that Executive is unaware of any claim that Executive may have or could assert against any of the Releasees that has not been released by this Agreement, and that Executive has not assigned, transferred or conveyed any claim(s) released by this Agreement.

5. Successors and Assigns. This Agreement shall be binding on the Company and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of Releasees and each of them and to their respective heirs, representatives, successors and assigns.

6. Entire Agreement; Amendment. This Agreement sets forth the entire agreement between Executive and the Company, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter. This Agreement may only be modified by written agreement signed by both parties.

7. Severability. The Company and Executive agree that if any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or if any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

8. Arbitration.

(a) Any disputes arising under or in connection with this Agreement shall be resolved by final, binding, and confidential arbitration in New York, New York, under the Federal Arbitration Act, using the American Arbitration Association (the “AAA”) and in accordance with the employment arbitration rules of the AAA (the “Rules”) then in effect; provided, however that, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims including access to documents and witnesses; provided further that, the parties will be entitled to any and all relief available under applicable law and the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The written decision of the arbitrator, which shall include findings of fact and conclusions of law, shall be confidential, final, and binding upon the parties and in such form that judgment may be entered in and enforced by any court having jurisdiction over the parties.

(b) The arbitrator shall be obligated to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, or in connection with any statutory claim under applicable law. Each party otherwise shall pay its own attorneys’ fees in any such arbitration; provided, however, that the Company shall pay for any administrative or filing fees that Executive would not have otherwise incurred if the dispute was adjudicated in a court of law, rather than through arbitration.

(c) Nothing in this Agreement shall prevent Executive or the Company from seeking, from a court of competent jurisdiction, temporary restraining orders or preliminary injunctions, without the necessity of posting a bond, to require or prevent certain acts or events (“injunctive relief”) in cases in which such injunctive relief would otherwise be authorized by law. In such cases where injunctive relief is sought, the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

(d) All proceedings before and decisions of the arbitrator shall be maintained in confidence to the extent legally permissible and shall not be made public by any party or the arbitrator without the prior written consent of all parties to the arbitration, except as the law may otherwise require.

(e) This arbitration provision recognizes the rights and responsibilities of government agencies, including but not limited to, the Equal Employment Opportunity Commission and state agencies, to enforce the statutes which come under their jurisdiction. This Agreement is not intended to prevent Executive from initiating or participating in any investigation or proceeding conducted by these government agencies. Nothing in this arbitration provision is intended to limit any right Executive may have to file a claim for workers’ compensation benefits and unemployment compensation benefit with the appropriate government agency.

(f) To the fullest extent permitted by law, Executive hereby waives any right to bring class-wide claims before any arbitrator or in any forum, and Executive understands and agrees that any arbitration shall be conducted on an individual basis only, not a class basis.

(g) The parties understand that, by agreeing to arbitrate disputes, each is waiving any right to a jury trial.

9. Governing Law. This Agreement in all respects shall be interpreted and entered under the laws of the State of Delaware. The language of all parts of this Agreement in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

10. Tax Withholding. The Company or any of its affiliates may withhold from any amounts payable or benefits provided under this Agreement or otherwise payable or provided to Executive any taxes the Company determines to be required under applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.

11. Consultation. Executive acknowledges that Executive has been advised to consult with an attorney of Executive’s choice with regard to this Agreement. Executive hereby acknowledges that Executive understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by Executive.

12. Counterparts. This Agreement may be signed in counterparts with electronic copies.

13. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

14. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, Executive shall take and shall cause the Executive Holding Company and each other Executive Related Party to take all actions, and to do, or cause to be done, all things necessary or desirable in the opinion of the Company or the Company’s transfer agent and any successor thereto or any other third party that has or may have any right or interest in or to the Exchanged Shares (including any right or power to deliver or transfer ownership or possession thereof, or cause or record such delivery or transfer) to effect the intent of this Agreement, including without limitation duly executing, sealing, acknowledging, filing, registering and/or delivering any additional documents, agreements, certificates, consents or assurances and doing any such other acts and things required by the Company from time to time in order to obtain, enforce, perfect, preserve, maintain or protect the rights and interests of the Company hereunder, including without limitation the enforcement of any obligations of Executive, the Executive Holding Company or any other Executive Related Party.

[Signature Page Follows]

PLEASE READ CAREFULLY. THIS

AGREEMENT AND GENERAL RELEASE INCLUDES A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: 12/5/2022	/s/ Dr. Sih-Ping Koh
Dr. Sih-Ping Koh

Dated: 12/5/2022	ORIGIN RISE LIMITED

	By:	/s/ Dr. Sih-Ping Koh
	Name:	Dr. Sih-Ping Koh
	Title:	Director

Dated: 12/5/2022	GORILLA TECHNOLOGY GROUP INC.

	By:	/s/ Jayesh Chandan
	Name:	Jayesh Chandan
	Title:	Chairman and CEO

[Signature Page to Share Exchange Agreement]